Exhibit 10.6

AMENDMENT

Illinois Tool Works Inc.

Executive Contributory Retirement Income Plan

Pursuant to Section 7.1 of the Illinois Tool Works Inc. Executive Contributory Retirement Income Plan as amended and restated effective January 1, 1999 (the “Plan”), effective July l, 2000, the Company hereby amends and restates the following sections of the Plan to read as follows:

2.5 A "Change in Control" means a Corporate Change as defined in the Illinois Tool Works Inc. 1996 Stock Incentive Plan.

2.8 “Company Matching Contribution” means the contribution made by the Company to a Participant’s Deferred Compensation Account pursuant to Section 3.7.

2.9 "Company Savings Plan" means the Illinois Tool Works Inc. Savings and Investment Plan.

3.2 Minimum and Maximum Deferral and Length of Participation. For Deferral Years commencing prior to January 1, 2001, a Participant may elect to defer between 5% and 50% of his/her Salary in l % increments during a Deferral Year. In addition, a Participant may elect to defer up to 100% of his/her Bonus in 1% increments earned during a Deferral Year.

For Deferral Years commencing on or after January 1, 2001, a Participant may elect to defer either 0% or between 6% and 50% of his/her Salary in 1% increments during a Deferral Year. In addition, a Participant may elect to defer either 0% or between 6% and 100% of his/her Bonus in 1% increments earned during a Deferral Year.

In the event a Participant elects to defer an amount of his or her Bonus that would not allow for the full payment of all FICA, federal, state and/or local income tax liabilities, the actual amount which shall be credited to the Participant’s Deferred Compensation Account shall be the maximum amount allowable after all applicable taxes.

At the time of election, a Participant may elect to defer a different percentage of his/her Salary or Bonus for each Deferral Year and may also elect not to defer any portion of his/her Salary or Bonus in a Deferral Year.

The deferral opportunity shall extend through December 31, 2004, however there shall be two periods of three years each. The initial deferral period shall be from January 1, 1999 through December 31, 2001. The second deferral period shall be from January 1, 2002 through December 31, 2004. A Participant must complete a separate Agreement for each deferral period and in order to be eligible for the second deferral period, a Participant must be designated to be eligible for the second deferral period and must complete a separate Agreement for that deferral period.

3.5 Alteration of Salary and Bonus Deferral. Except as provided in this Section 3.5 and in Section 3.6, a Participant’s election to defer Salary and Bonus shall be irrevocable. Pursuant to this Section 3.5, a Participant may increase or decrease his/her original Salary and/or Bonus deferral percentage prior to December 1 of the year preceding the Deferral Year for which such adjustment is requested. A Participant may increase or decrease the deferral percentage of his/her Salary and/or Bonus by the greater of 5% for Salary and 10% for Bonus or a percentage which is not more than 50% of the Participant’s original election if changed prior to December 1 of the year preceding the Deferral Year for which the adjustment is effective. In the event that the maximum adjustment percentage is not an integer percentage it shall be rounded up to the next highest integer percentage.

a) For Deferral Years commencing prior to January 1, 2001, a Participant may not decrease his/her Salary deferral percentage below 5%. For Deferral Years commencing on or after January 1, 2001, a Participant may not decrease his/her Salary and/or Bonus deferral percentage below 6%. In addition, a Participant may choose not to have any Salary and/or Bonus deferral in accordance with this section 3.5. For Deferral Years commencing prior to January 1, 2001, to the extent a Participant has elected to defer 0% of Salary and/or Bonus for any Deferral Year on his/her deferral agreement, the Participant may increase his/her Salary deferral from 0% to 5% and/or increase his/her Bonus deferral from 0% to 10%. For Deferral Years commencing on or after January 1, 2001, to the extent a Participant has elected to defer 0% of Salary and/or Bonus for any Deferral Year on his/her deferral agreement, the Participant may increase his/her Salary deferral from 0% to 6% and/or increase his/her Bonus deferral from 0% to 6%.

A Participant may change his/her Salary and/or Bonus deferral by entering into a deferral Agreement by December 1 of the year preceding the Deferral Year for which such Agreement is to be effective.

3.7 Company Matching Contribution. For Deferral Years commencing prior to January 1, 2001, the Company shall contribute an amount to a Participant’s Deferred Benefit Account as and when the Participant’s Salary deferrals are added pursuant to Section 3.3. The amount of the Company Matching Contribution shall be equal to 3% of the Participant’s Salary. In order for the Company Matching Contribution to be credited to a Participant’s Deferred Benefit Account, the Participant must elect to defer at least 5% of his/her Salary during the Deferral Year.

Commencing with Deferral Years on or after January 1, 2001, the amount of the Company Matching Contribution shall be equal to 3.5% of the Participant’s Salary. In order to receive the Company Matching Contribution related to the Participant’s Salary, the Participant must elect to defer at least 6% of his/her Salary during the Deferral Year. In addition, the Participant shall be entitled to a Company Matching Contribution equal to 3.5% of the Participant’s Bonus. In order to receive the Company Matching Contribution related to the Participant’s Bonus, the Participant must elect to defer at least 6% of his/her Bonus during the Deferral Year.

In the event a participant elects to defer any amount of Salary and/or Bonus under this Plan, he/she will not receive a Company Matching Contribution under the Company Savings Plan.

Notwithstanding the foregoing, when the CEO designates a Participant pursuant to Section 3.4, he may specify that such Participant is not entitled to a Company Matching Contribution.

4.8 Form of Benefit Payment.

a) Upon the happening of an event described in Section 4.2, 4.4, 4.5, or 4.6, the Company shall pay the Participant’s Deferred Benefit Account in a lump sum or in monthly installments payable in approximately equal amounts over 2 to 20 years, commencing on the event described in Section 4.2, 4.4, 4.5 or 4.6 in accordance with the Participant’s last Agreement. Interest on the unpaid principal balance equal to the applicable Retirement Interest Yield will be added to the Participant’s Deferred Benefit Account on each Determination Date. The amount of the installment payments shall be based on the prevailing Retirement Interest Yield at the commencement of payments, projected into the future using a method approved by the Company. The amount of the installment payments shall be recomputed once per calendar year at a date determined by the Company and the installment payments shall be increased or decreased to reflect any changes in the Retirement Interest Yield.

A Participant may, by written request filed with the Company at least 13 months prior to the commencement of a distribution pursuant to this Plan, change the method of distribution elected in his/her Agreement to any other method permitted under this Section 4.8.

Sections 2.5, 2.8, 2.9, 3.2, 3.5, 3.7, and 4.8a are the only Sections affected by this Amendment.

Illinois Tool Works Inc.

By:  /s/ Robert T. Callahan

Its:  Vice President, Pension & Systems

Date:  July 17, 2001